                                                              Exhibit 99.(d)(37)

                                                               February 16, 2007

David G. Van Hooser
Harbor Funds
One SeaGate
Toledo, Ohio 43604-1572

RE: HARBOR SMALL COMPANY GROWTH FUND

Dear Mr. Van Hooser:

In connection with our service as investment adviser to the Harbor Small Company Growth Fund ("Fund") pursuant to an Investment Advisory Agreement between Harbor Funds, on behalf of the Fund, and Harbor Capital Advisors, dated February 1, 2006, we hereby agree to limit the total annual operating expenses of each class of shares of the Fund until February 28, 2008 as follows:

                                                                                                    INVESTOR
                                                   INSTITUTIONAL CLASS     RETIREMENT CLASS           CLASS
                                                   -------------------     ----------------         --------
Total annual Fund operating expenses (expressed
as a percentage of average daily net assets)              0.87%                 1.12%                  1.25%

We shall have no ability to terminate or modify this expense limitation agreement until February 28, 2008.

Please acknowledge your agreement with the foregoing as of the date set forth above by signing in the space provided below and returning an executed original to my attention.

                            HARBOR CAPITAL ADVISORS, INC.

                            By:  /s/ Charles F. McCain
                                 ----------------------------------------------
                                 Charles F. McCain, Executive Vice President

Agreed and Accepted:

HARBOR FUNDS

By:  /s/ David G. Van Hooser
     ---------------------------------------------
     David G. Van Hooser, President